WACHOVIA CORPORATION
DIVIDEND REINVESTMENT AND
COMMON STOCK PURCHASE PLAN

I hereby appoint EquiServe Trust Company N.A., or its successor as appointed by Wachovia Corporation, as my Agent, subject to the terms and conditions of the Dividend Reinvestment and Common Stock Purchase Plan as set forth in the accompanying Prospectus, receipt of which is hereby acknowledged. I authorize EquiServe, as such Agent, to apply my dividends and distributions as selected below and such cash deposits as it may receive from me toward the purchase of full and fractional shares of Common Stock of Wachovia. I understand that I may make optional cash payments of not less than $20 nor more than $15,000 per payment per month.


SHAREHOLDER AUTHORIZATION CARD

Please enroll me in the Dividend Reinvestment and Common Stock Purchase Plan as indicated below (check one box only):

[ ] DIVIDEND REINVESTMENT -- I wish to apply dividends on ALl shares of Wachovia Corporation Common Stock registered in my name to purchase additional shares and also have the option of investing cash payments from $20 to $15,000 per month.

[ ]  PARTIAL DIVIDEND REINVESTMENT -- I wish to reinvest the dividends on only shares registered in my name and also have the option of investing cash payments from $20 to $15,000 per month.

[ ] OPTIONAL CASH PAYMENTS ONLY -- I wish to invest in Wachovia Common Stock by making only optional cash payments from $20 to $15,000 per month to the Plan.


                          Optional cash payment enclosed (if any) $
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#00011-07
    11/99

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I authorize Wachovia to pay to EquiServe for my account all cash dividends on the shares indicated hereon and/or receive optional cash payments for the purchase of additional common shares. This appointment and authorization is given with the understanding that, subject to the procedures established under the Plan, I may terminate my participation in the Plan by so notifying EquiServe in writing.


Signature(s) -- All persons whose names appear in the accompanying address should sign exactly as shown.

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Please enter your Social Security or Taxpayer Identification Number if it does not appear with your address.
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Date of authorization
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Shareholder's daytime telephone number (   )
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(THIS IS NOT A PROXY)

#00011-07
    11/99